Exhibit 99.1
FOR IMMEDIATE RELEASE
MIAMI — June 9, 2009 — Terremark Worldwide, Inc. (NASDAQ:TMRK) today announced it is proposing to make a private placement, subject to market and other conditions, of approximately $400 million in aggregate principal amount of senior secured notes due in 2017. Offers will be made solely by means of a confidential offering circular to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.
Terremark intends to use the net proceeds from the offering to repay in full the $254.2 million outstanding under its senior secured credit facilities, to repay at maturity $4.0 million principal amount of its 0.5% senior subordinated convertible notes, due June 30, 2009, and use any remaining proceeds for working capital and other general corporate purposes to support the growth of its business, which may include capital investments to build out facilities and acquisitions of complementary businesses.
The notes will bear interest at a rate to be determined at pricing and will be guaranteed on a senior secured basis by Terremark’s domestic subsidiaries. The notes and guarantees will be secured by first priority liens on substantially all of the assets of Terremark and its domestic subsidiaries.
The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, including the ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products, Terremark’s ability to manage its growth, and the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.
# # #
CONTACT:
Media Relations
Terremark Worldwide, Inc.
Xavier Gonzalez
305-961-3134
xgonzalez@terremark.com
Investor Relations
Terremark Worldwide, Inc.
Hunter Blankenbaker
305-961-3109
hblankenbaker@terremark.com